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                                THIRD AMENDMENT
                                    TO THE
                 WHEELABRATOR-RUST SAVINGS AND RETIREMENT PLAN
                   (AS AMENDED AND RESTATED JANUARY 1, 1989)
                   -----------------------------------------


          WHEREAS, Rust International Inc. ("Rust") and Wheelabrator Technologies Inc. ("WTI") maintain the Wheelabrator-Rust Savings and Retirement Plan (the "Plan") for the benefit of their employees, which was most recently amended and restated effective January 1, 1989; and

          WHEREAS, Rust and WTI are seeking to improve the administration of the Plan by providing for daily processing and valuation of account balances and the availability of new investment funds; and

          WHEREAS, the Administrative Committee of the Plan has the power to amend the Plan and the Plan must be formally amended to implement the administrative changes and to make other necessary and desirable changes;

          NOW, THEREFORE, BE IT RESOLVED, that the Plan be hereby amended, effective July 1, 1995 unless otherwise provided, as set forth below:

                                      I.

          The definition of "Entry Date" in Section 1.4 of the Plan is amended to read as follows:

          "Entry Date" means (i) prior to July 1, 1995, the first day of any calendar month, (ii) from July 1, 1995 through August 31, 1995, September 1, 1995, and (iii) on and after September 1, 1995, the first day of any payroll period.

                                      II.

          The definition of "Eligible Retirement Plan" in Section 1.4 of the Plan is amended, effective January 1, 1989, to read as follows:

          "Eligible Retirement Plan" means with respect to a Participant, the surviving spouse of a Participant and a former spouse of a Participant who is an alternate payee under a qualified domestic relations order, an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b), and also, with respect to a Participant and the former spouse of a Participant who is an alternate payee under a qualified domestic relations order, an annuity plan described in Code Section 403(a) and a qualified trust described in Code Section 401(a).
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                                     III.

          Clause (A) of paragraph (d) of the definition of "Service" in Section
1.4 of the Plan is amended, effective July 1, 1995, to read as follows:

          (A) Service credited from the date the Participant first makes Before Tax-Contributions and/or After-Tax Contributions to the Plan (or, in the case of a Participant whose Entry Date was delayed to September 1, 1995 by virtue of clause (ii) of the definition of "Entry Date", Service credited from the Entry Date that would have been applicable if he/she were covered by clause (i) of the definition of Entry Date (without regard to the July 1, 1995 cut-off date) and if he or she begins to make Before-Tax and/or After-Tax Contributions on September 1, 1995), plus

                                      IV.

          The definition of "Stock Fund" in Section 1.4 of the Plan is amended to read as follows:

          "Stock Fund" means any of (i) the stock fund described in Section 5.2 that invests in Wheelabrator Technologies Inc. common stock, (ii) effective on and after July 1, 1993 but prior to July 12, 1995, the stock fund described in Section 5.2 that invests in Rust International Inc. common stock, and (iii) effective September 1, 1995, the stock fund described in Section 5.2 that invests in WMX Technologies, Inc. common stock.

                                      V.

          The first clause of Section 2.1(c) of the Plan is amended, effective September 1, 1995, to read as follows:

          (c) Eligible Employees shall file with the Administrative Committee an application to participate as of such Entry Date in such manner prescribed by the Administrative Committee and shall have:

                                      VI.

          Section 3.2(b) of the Plan is amended, effective September 1, 1995, to read as follows :

          (b)  A Participant may

                 (i)   authorize,
                 (ii)  change his/her rate of, or
                 (iii) discontinue his/her


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          Before-Tax Contributions effective at the beginning of any payroll period, provided the Participant makes an election at such time and in such manner as the Administrative Committee shall from time to time prescribe.

                                     VII.

          Section 3.4 of the Plan is amended, effective January 1, 1989, to read as follows:

              (a) Subject to the provisions of Sections 3.1, 5.7 and 5.15, and at such times and subject to such conditions as shall be prescribed by the Administrative Committee on a uniform and nondiscriminatory basis, each Employer shall pay to the Trustee for credit to the Matching Account of each Participant employed by it in an amount which, when added to the forfeitures of such Employer's Participants, shall equal 30% of the amount of the Participant's Basic Before-Tax and Basic After-Tax Contributions.

              (b) Subject to the provisions of Sections 3.1, 5.7 and 5.15, for each Plan Year, at the discretion of and in the percentage determined by each Employer, such Employer may make one or more Supplemental Matching Contributions out of its current or accumulated profits, as determined by the Administrative Committee. A Supplemental Matching Contribution may be made at any time during the Plan Year and shall be allocated among Participants employed by the Employer making such Supplemental Matching Contributions on the last day of the calendar quarter for which such Supplemental Matching Contributions are made. The amount of any Supplemental Matching Contribution to be allocated to the Matching Account of such a Participant shall be equal to a percentage, as determined by the Employer making the Supplemental Matching Contribution, of such Participant's Basic Before-Tax and Basic After-Tax Contributions made during such calendar quarter.

                                     VIII.

          Section 5.2(d) of the Plan is amended to read as follows:

              (d) Each Fund shall be invested by the Trustee in accordance with investment objectives and policies determined from time to time by the Administrative Committee. Any Fund may be partially invested in any common, commingled or collective trust fund, pooled investment fund or mutual fund which is invested in property of the kind specified for that Fund. The Administrative Committee shall have the discretion to establish, consolidate, eliminate or create Funds, which the Trustee shall establish and maintain in the Trust and which shall be invested as provided for under the governing instruments of such Fund.

                                      IX.

          Section 5.3 of the Plan is amended, effective September 1, 1995, to read as follows:

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          5.3  Investment Direction. Amounts paid to Participants' Accounts shall be invested in such Fund or Funds as such Participant shall direct in an application filed with the Administrative Committee or by using a telephone response system; provided, that the amounts to be invested in the Funds shall be in integral multiples of 1% of the amounts contributed by or on behalf of the Participant under the Plan. If the Participant fails to make an investment election, any Contributions allocated to such Participant's Accounts shall be invested in a fixed income Fund, or such other Fund as the Administrative Committee shall direct.

                                      X.

     Section 5.3 of the Plan is further amended, effective on the closing date of the Rust going private transaction, to redesignate the existing paragraph as
(a) and to add the following paragraph:

          (b) Notwithstanding the foregoing, any amounts that were invested in the Rust Stock Fund and that were converted into cash as a result of the going private transaction and any amounts that were elected to be invested in the Rust Stock Fund on an ongoing basis (the "Rust Investments") shall be invested in a short term income fund as of the closing date of the transaction. Effective, September 1, 1995, such Rust Investments shall be invested in a fixed income Fund, or such other Fund as the Administrative Committee shall direct, unless and until a Participant shall effect a change in such investment in accordance with Section 5.4 below.

                                      XI.

     Section 5.7 of the Plan is amended, effective January 1, 1989, to read as follows:

          5.7 Eligibility to Share in Matching Contributions. A Participant shall be eligible to share in the Matching Contributions made pursuant to
     Section 3.4(a) for a month if he/she has made Basic Before-Tax or Basic After-Tax Contributions at any time during the month. A Participant shall be eligible to share in the Supplemental Matching Contributions made pursuant to Section 3.4(b) for a Plan Year as of the last day of the quarter for which such Contribution is being allocated if he/she has made Basic Before-Tax or Basic After-Tax Contributions during the last month of such quarter and he/she is employed by the Employer on the last day of such quarter.

                                     XII.

     Section 5.15(c) of the Plan is amended, effective January 1, 1995, to read as follows:

          (c) If the Provisional Annual Addition exceeds the Maximum Annual Addition for that Participant, the Provisional Annual Addition shall be reduced to the minimum extent necessary until the Provisional Annual Addition as so reduced equals the Maximum Annual Addition for such Participant, in the following manner:

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               (i)  first, the Participant's After-Tax Contributions shall be refunded (reducing as necessary a proportional amount of Matching Employer Contributions made with respect to refunded After-Tax Contributions);

               (ii) second, the Participant's Before-Tax Contributions shall be refunded (reducing as necessary a proportional amount of Matching Employer Contributions made with respect to refunded Before-Tax Contributions);

               (iii) third, the Matching Employer Contribution that would have been made with respect to such Participant shall be reduced; and

               (iv) finally, the Retirement Contribution that would have been made with respect to such Participant shall be reduced.

     Any contributions refunded in accordance with subsection (i) above shall also include a proportionate amount of investment earnings (losses) on such contributions. Any contributions refunded or reduced in accordance with subsections (ii) through (iv) above shall also require a proportionate reduction in the amount of investment earnings (losses) on such contributions. The Provisional Annual Addition remaining after such reduction shall be allocated to the Participant's respective Accounts.

                                     XIII.

     Section 5.16 of the Plan is amended to change references therein to "Fund E" to "the Stock Fund of WTI" and Section 5.17 of the Plan is amended to change references therein to "Fund F" to "the Stock Fund of Rust".

                                     XIV.

     Section 5.18 of the Plan is deleted, having been moved to a separate plan document.


                                      XV.

     Section 7.1(c)(iii)(A) of the Plan is amended to read as follows:

     (A) in whole shares of the common stock of the applicable company, plus cash equal to the value of any fractional share and any dividends received or accrued for his/her Accounts in such Fund but not yet invested in such stock, or

                                     XVI.

     The first sentence of Section 7.10(a) of the Plan is amended through the first proviso to read as follows:

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     Upon the submission by the Participant of a written loan application form as prescribed by the Administrative Committee, a Participant who is currently an active employee of the Employer may borrow from his or her Before-Tax Account, After-Tax Account and/or Rollover Account, on approval from the Administrative Committee under such uniform rules as it shall adopt, an amount no less than $1,000 and not in excess of 50% of the total vested Accounts as of the Valuation Date immediately preceding the date the application is made;

                                     XVII.

     Section C12 of Appendix C of the Plan is amended to read as follows:

          For each Plan Year, each Company employing a Designated Craft Employee shall make a Retirement Contribution to the Plan in an amount equal to 2% of the aggregate Compensation of each Designated Craft Employee who is a Covered Employee or former Covered Employee of such Company entitled to an allocation pursuant to the following sentence and may, in its discretion, make one or more additional Retirement Contributions to the Plan; provided, that the aggregate Compensation of Covered Employees and former Covered Employees who became Participants on December 2, 1991 pursuant to Section
     3.2 shall also include Compensation from December 2, 1991 through December 31, 1991. A Retirement Contribution shall be allocated among all Covered Employees and former Covered Employees who are Participants and who have completed at least one Hour of Service during the Plan Year. A Retirement Contribution shall be allocated among the Retirement Accounts of such Covered Employees and former Covered Employees in proportion to their relative Compensation during the period beginning with the first day of the Plan Year or other allocation period for which such Retirement Contribution is made and ending with the last day of the month during such Plan Year or other allocation period for which such Retirement Contribution is made. Notwithstanding the foregoing, beginning with the 1995 Plan Year, the amount, if any, of the Retirement Contribution shall be entirely discretionary.

                                    XVIII.

     Except as set forth herein, the provisions of the Plan shall remain in effect.

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